Exhibit 99.2

Earlier today, Mercury filed a preliminary proxy statement requesting shareholder approval of, and a special meeting of shareholders to vote on, an exchange program of certain employee stock options for a lesser number of shares of restricted stock. There are 116 Mercury employees who would be eligible to participate in this exchange program.

If the exchange program is approved by shareholders, we will provide employees who are eligible to participate in the exchange program with written materials explaining the full terms and conditions of the program. Employees who are eligible to participate in the exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon its commencement. Eligible employees will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov or by contacting Alex A. Van Adzin, Mercury’s Vice President, General Counsel, and Corporation Secretary, at either avanadzin@mc.com or 978-967-1788.